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EXHIBIT 12

                  PHARMACIA & UPJOHN, INC. AND SUBSIDIARIES
              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                      (U.S. dollar amounts in millions)



                                          Three Months                      Year Ended December 31,
                                             Ended
                                         March 31, 1999     1998          1997           1996          1995          1994
                                         --------------    ------        ------         ------        ------        ------
Earnings from continuing
 operations before income taxes              $  316        $1,016        $  468         $  838        $1,136        $1,271

Less: Equity in undistributed
 net income (loss) of companies
 owned less than 50%                              5            58           (32)             5             7             8
                                             ------        ------        ------         ------        ------        ------
                                                311           958           500            833         1,129         1,263
Add:
 Amortization of previously
   capitalized interest                           3            12            12             11            10             8

 Fixed charges included in the above:
   Interest and amortization of debt
   expense                                       14            49            58             82           121           139

 Rental expense representative
  of an interest factor                           8            28            38             37            35            35
                                             ------        ------        ------         ------        ------        ------
Earnings from continuing operations
 before income taxes and fixed
 charges                                     $  336        $1,047        $  608         $  963        $1,295        $1,445
                                             ======        ======        ======         ======        ======        ======
Interest incurred and amortization
 of debt expense                             $   18        $   84        $   90         $  115        $  149        $  164

Rental expense representative of an
 interest factor                                  8            28            38             37            35            35
                                             ------        ------        ------         ------        ------        ------

Total fixed charges                          $   26        $  112        $  128         $  152        $  184        $  199
                                             ======        ======        ======         ======        ======        ======

Ratio of earnings to fixed charges             12.9           9.3           4.8            6.3           7.0           7.2
                                             ======        ======        ======         ======        ======        ======


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